Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

Second Quarter of 2019

For Immediate Release

PORTLAND, Maine – August 12, 2019 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”) – a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle – today announced unaudited financial results for the quarter ended June 30, 2019.

Management Discussion:

“We have achieved favorable results during the first half of 2019 resulting from investments in the First Defense® product line. Total product sales increased by $1.2 million, or 21%, during the first half of 2019 over the first half of 2018. We are growing and investing in infrastructure to fuel future growth,” commented Michael F. Brigham, President and CEO. “That being said, product sales during the second quarter of 2019 were lower than the second quarter of 2018 because of the temporary product shortage that led to a large amount of product that was ordered during the first quarter of 2018 not being shipped until the second quarter of 2018. Given the shift in revenue during the first half of 2018, it is more informative to compare the results for the six-month and trailing twelve-month periods ended June 30, 2019 to the corresponding periods ended June 30, 2018, without the confusion caused by the short-term backlog of orders.”

“Having optimized certain manufacturing processes, production of Tri-Shield First Defense® is increasing, which allows us to bring on more new customers and ease back into a mass market strategy,” added Brigham. “Our Beyond Vaccination® approach, providing newborn calves with verified antibodies instead of a variable vaccine response, is leading to increased adoption of Tri-Shield® and Dual-Force®.”

Brigham concluded, “Good progress is being achieved in the early stages of our $3 million investment to increase production capacity for the First Defense® product line and our $4 million investment to bring the formulation and aseptic filling of syringes for Re-Tain™ in-house.”

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Financial Results for the Second Quarter of 2019:

●	During the quarter ended June 30, 2019, total product sales decreased by approximately $305,000 to $2.7 million compared to $3.0 million during the same period in 2018, a decrease of 10%. The quarter-to-quarter sales comparison was negatively impacted by order backlogs.
●	During the six-month period ended June 30, 2019, total product sales increased by approximately $1.2 million to $7.1 million compared to $5.9 million during the same period in 2018, an increase of 21%.
●	During the trailing twelve-month period ended June 30, 2019, total product sales increased by approximately $1.2 million to $12.2 million compared to $11 million during the same period ended June 30, 2018, an increase of 11%.
●	Product development expenses were $820,000 (including depreciation and stock-based compensation expenses of $397,000) during the three-month period ended June 30, 2019 in comparison to $762,000 (including depreciation and stock-based compensation expenses of $143,000) during the three-month period ended June 30, 2018.
●	Product development expenses were $1.7 million (including depreciation and stock-based compensation expenses of $802,000) during the six-month period ended June 30, 2019 in comparison to $1.3 million (including depreciation and stock-based compensation expenses of $283,000) during the six-month period ended June 30, 2018.
●	Net loss was $627,000, or $0.09 per share, during the second quarter of 2019 in comparison to a net loss of $798,000, or $0.15 per share, during the second quarter of 2018.
●	Net loss was $483,000, or $0.08 per share, during the six-month period ended June 30, 2019 in comparison to $1 million, or $0.19 per share, during the six-month period ended June 30, 2018.

Balance Sheet Data as of June 30, 2019:

Largely as the result of the net proceeds of approximately $8.3 million raised from an equity offering at the end of the first quarter of 2019:

●	Cash, cash equivalents and short-term investments increased to $10 million as of June 30, 2019 from $2.5 million as of December 31, 2018;
●	Net working capital increased to $12.3 million as of June 30, 2019 from $3.9 million as of December 31, 2018; and
●	Stockholders’ equity increased to $29.6 million as of June 30, 2019 from $21.7 million as of December 31, 2018.

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended June 30,		During the Six-Month Periods Ended June 30,
(In thousands, except per share amounts)	2019	2018	2019	2018

Product sales	$2,710	$3,015	$7,120	$5,896
Costs of goods sold	1,461	1,528	3,670	3,049
Gross margin	1,249	1,487	3,450	2,847

Sales, marketing and administrative expenses	976	918	2,002	1,873
Product development expenses	820	762	1,730	1,345
Operating expenses	1,796	1,680	3,732	3,218

NET OPERATING LOSS	(547)	(193)	(282)	(371)

Other expenses, net	65	103	177	195

LOSS BEFORE INCOME TAXES	(612)	(296)	(459)	(566)

Income tax expense	15	502	24	453

NET LOSS	$(627)	$(798)	$(483)	$(1,019)

Basic weighted average common shares outstanding	7,210	5,481	6,421	5,480
Basic net loss per share	$(0.09)	$(0.15)	$(0.08)	$(0.19)

Diluted weighted average common shares outstanding	7,210	5,481	6,421	5,480
Diluted net loss per share	$(0.09)	$(0.15)	$(0.08)	$(0.19)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of June 30, 2019	As of December 31, 2018

Cash, cash equivalents and short-term investments	$9,971	$2,521
Net working capital	12,343	3,856
Total assets	39,409	32,731
Stockholders’ equity	$29,645	$21,744

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Non-GAAP Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release, however, should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP income before income taxes and before certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges (that are not uses of cash) from our reported loss before income taxes. We start with our reported loss before income taxes because presently we are not paying cash for income taxes and do not anticipate paying cash for income taxes in the near-term future. A reader should review our Statements of Cash Flows for a detailed understanding of our sources and uses of cash. We calculate non-GAAP income before income taxes and before certain non-cash expenses as indicated in the table below:

	During the Three-Month Periods Ended June 30,		During the Six-Month Periods Ended June 30,
(In thousands)	2019	2018	2019	2018

Loss before income taxes	$(612)	$(296)	$(459)	$(566)
Depreciation, amortization and stock-based compensation	644	387	1,299	747
Income before income taxes and certain non-cash expenses	$32	$91	$840	$181

Conference Call:
Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET on Tuesday, August 13, 2019. A teleconference replay of the call will be available for six days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #10134208.

About ImmuCell:
ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef livestock, and is in the late stages of developing Re-Tain™, a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity; the future adequacy of our working capital and the availability and cost of third-party financing; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable interest rate exposure on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Nisin Drug Substance; implementation of international trade tariffs that could reduce the export of dairy products, which could in turn weaken the price received by our customers for their products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain™), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, our reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, currency values and fluctuations and other risks detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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